EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its First Quarter Ended June 30, 2017

MCLEAN, Va., Aug. 01, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2017. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	June 30, 2017	March 31, 2017	Change	% Change
For the quarter ended:
Total investment income	$13,620	$12,364	$1,256	10.2%
Total expenses, net	8,185	7,070	1,115	15.8
Net investment income	5,435	5,294	141	2.7
Net realized gain	1,165	157	1,008	642.0
Net unrealized appreciation	1,541	3,925	(2,384)	(60.7)
Net increase in net assets resulting from operations	8,141	9,376	(1,235)	(13.2)
Net investment income per weighted average common share	0.17	0.17	—	—
Net increase in net assets resulting from operations per weighted average common share	0.26	0.31	(0.05)	(16.1)
Cash distribution per common share from net investment income	0.19	0.19	—	—
Cash distribution per common share from realized gains	0.06	—	0.06	NM

Distributions coverage ratio(A)	214.9%	228.3%	(13.4)%	(5.9)
Weighted average yield on interest-bearing investments	12.6	12.8	(0.2)	(1.6)
Total dollars invested	$2,148	$31,260	$(29,112)	(93.1)
Total dollars repaid and collected from sales	19,457	5,151	14,306	277.7

As of:
Total investments, at fair value	$486,770	$501,579	$(14,809)	(3.0)%
Fair value, as a percent of cost	95.7%	95.5%	0.2%	0.2
Net assets	$321,235	$301,082	$20,153	6.7
Net asset value per common share	9.88	9.95	(0.07)	(0.7)
Number of portfolio companies	33	35	(2)	(5.7)

(A) Distributions coverage ratio is calculated by dividing (i) the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders from net investment income during the period by (ii) current period distributions from net investment income to common stockholders.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended June 30, 2017, the following significant events occurred:

-- Portfolio Activity:

  Exit of one investment, which resulted in success fee income of $1.7 million and net cash proceeds of $19.0 million, including repayment of our debt investment of $13.6 million at par and a realized gain of $1.0 million.
  Partial exit of one investment, which resulted in net cash proceeds of $2.0 million representing a return of capital.
  Merger of one of our portfolio companies with and into another one of our portfolio companies, which, among other things, resulted in success fee income of $0.3 million.
  Investments of $2.1 million into existing portfolio companies.

-- Financing Activity:

  Issuance of 2.3 million shares of common stock at a public offering price of $9.38 per share resulting in gross proceeds of $21.2 million and net proceeds of $20.1 million.

-- Distributions and Dividends:

  Payment of the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of April, May, and June 2017:
   -- $0.064 per common share, per month;
   -- $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
   -- $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
   -- $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).
  Payment of a supplemental cash distribution of $0.06 per share to common stockholders in June 2017.

First Quarter Results: Net investment income for the quarters ended June 30, 2017 and March 31, 2017 was $5.4 million, or $0.17 per share, and $5.3 million, or $0.17 per share, respectively. Net investment income period over period was relatively flat, as the increase in total investment income, which was primarily due to higher other income, was offset by an increase in total expenses, net of credits, which was primarily due to higher bad debt expense and lower credits from the Adviser. The net realized gain for the quarters ended June 30, 2017 and March 31, 2017 was $1.2 million and $0.2 million, respectively. The increase period over period was primarily due to the exit of one portfolio company in the current quarter as compared to minimal activity in the prior quarter.

Net asset value per common share as of June 30, 2017 decreased to $9.88 compared to $9.95 as of March 31, 2017. The quarter over quarter decrease was primarily due to the issuance of shares of common stock at a price below the then current net asset value per common share.

Subsequent Events:  After June 30, 2017, the following significant events occurred:

  Distributions and Dividends Declared: In July 2017, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our three series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share	Dividend per Series D Term Preferred Share
July 21, 2017	July 31, 2017	$0.064	$0.140625	$0.135417	$0.13020833
August 21, 2017	August 31, 2017	0.064	0.140625	0.135417	0.13020833
September 20, 2017(A)	September 29, 2017	0.064	0.140625	0.135417	0.13020833
Total for the Quarter:		$0.192	$0.421875	$0.406251	$0.39062499

(A)	Previously, on July 11, 2017, the Company announced an ex-dividend date of September 18, 2017 for the September 2017 distribution and dividends. As an update to the Company’s previous announcement, the Company notes that the ex-dividend date for the September 2017 distribution and dividends is September 19, 2017.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, August 2, 2017, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through September 2, 2017. To hear the replay, please dial (855) 859-2056 and use the playback conference number 54415702. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through October 2, 2017.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 145 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended June 30, 2017, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893